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                                                                   EXHIBIT 10.36


In May 2001 the Company reached an understanding with Center 7 relating to the provision of enterprise management services. The Company and Center 7 are in the process of negotiating the terms of the definitive agreement relating to such services. Following is a description of certain material terms of the current understanding. The agreement is subject to final documentation and approval by each party, and therefore is subject to change.

Pursuant to the understanding, Center 7 will provide enterprise management service development for MTI's Vivant product line and certain future products. Center 7 will deliver a three dimensional GUI to provide Vivant configuration and health status, and monitoring and control of the Management Server 4.0 product and other Vivant components. Center 7 will also integrate the Management Server 4.0 product into the CA Unicenter and HP OpenView products. All developed software, test cases, other supporting information, documentation, setup instructions, and users manuals developed during the program are also deliverables under this Agreement. MTI will pay Center 7 an hourly rate for the services; provided that the aggregate development fees will not exceed $500,000. In addition, software and other intellectual property developed by Center 7 and paid for by MTI will be owned by MTI. The Agreement is contemplated to have a term of one year, renewing annually and terminable earlier under certain circumstances. Through July 7, 2001, MTI paid Center 7 an aggregate of $320,000 relating to this understanding.